THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER
                                TO SELL SHARES.
 THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED FEBRUARY 28, 1997 AND
                                  THE RELATED
 LETTER OF TRANSMITTAL. CAPITALIZED TERMS NOT DEFINED IN THIS ANNOUNCEMENT HAVE
                                      THE
RESPECTIVE MEANINGS ASCRIBED TO SUCH TERMS IN THE OFFER TO PURCHASE. THE COMPANY IS NOT AWARE OF ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER IS PROHIBITED
   BY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT TO A VALID STATE STATUTE. IF THE COMPANY BECOMES AWARE OF ANY VALID STATE STATUTE PROHIBITING THE MAKING
       OF THE OFFER, THE COMPANY WILL MAKE A GOOD FAITH EFFORT TO COMPLY
 WITH SUCH STATUTE. IF, AFTER SUCH GOOD FAITH EFFORT, THE COMPANY CANNOT COMPLY
     WITH SUCH STATUTE, THE OFFER WILL NOT BE MADE TO, NOR WILL TENDERS BE
       ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF SHARES IN SUCH STATE. IN
      THOSE JURISDICTIONS WHOSE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE
      THE OFFER BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE
        DEEMED TO BE MADE ON BEHALF OF THE COMPANY BY DILLON, READ & CO.
          INC. AS DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR
             DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                                       BY

                            IPALCO ENTERPRISES, INC.
                                  (NYSE: IPL)

                  UP TO 12,000,000 SHARES OF ITS COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                  AT A PURCHASE PRICE NOT GREATER THAN $34.00
                         NOR LESS THAN $29.00 PER SHARE

    IPALCO Enterprises, Inc., an Indiana corporation (the "Company"), invites its shareholders to tender up to 12,000,000 shares of its Common Stock, no par value per share, (the "Shares") (including the associated common stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of June 28, 1990, between the Company and First Chicago Trust Company of New York, as the Rights Agent), to the Company at prices not greater than $34.00 nor less than $29.00 per Share, net to the seller in cash, specified by such shareholders, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 28, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall include the associated Rights.

    The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions set forth in the Offer to Purchase.

    THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON THURSDAY, MARCH 27, 1997, UNLESS THE OFFER IS EXTENDED.

    The Board of Directors of the Company has approved the Offer. However, neither the Company nor any of its directors, officers, or employees makes any recommendation to shareholders as to whether to tender or refrain from tendering their Shares. Each shareholder must make the decision whether to tender Shares and, if so, how many Shares to tender and at what price or prices Shares should be tendered. The Company has been advised that no director or officer of the Company intends to tender any Shares pursuant to the Offer.

    As promptly as practicable following 12:00 Midnight, Eastern Standard Time, on Thursday, March 27, 1997, or such later time and date to which the Offer may be extended by the Company in its sole discretion (the "Expiration Date"), the Company will, in its sole discretion, determine a single per Share price (not
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greater than $34.00 nor less than $29.00 per Share) (the "Purchase Price") that it will pay for the Shares validly tendered pursuant to the Offer and not withdrawn, taking into account the number of Shares so tendered and the prices specified by the tendering shareholders. The Company intends to select the lowest single per share Purchase Price that will enable it to purchase 12,000,000 Shares (or such lesser number of Shares as are validly tendered) pursuant to the Offer. The Company reserves the right, in its sole discretion, to purchase more than 12,000,000 Shares pursuant to the Offer. The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions thereof relating to proration. All shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

    Subject to the terms and conditions of the Offer, if 12,000,000 or fewer Shares have been validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date, the Company will purchase all such Shares (including fractional Shares in the Dividend Reinvestment Plan and the Thrift Plan). Upon the terms and subject to the conditions of the Offer, if more than 12,000,000 Shares have been validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date, the Company will purchase Shares in the following order of priority: (a) first, all Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date by any Odd Lot Owner who validly tenders all of such Shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery; and (b) second, after purchase of all of the foregoing Shares, all Shares validly tendered in accordance with the Offer at or below the Purchase Price and not withdrawn on or prior to the Expiration Date on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares, other than Shares held in the Dividend Reinvestment Plan and the Thrift Plan). Notwithstanding clause (b) above, the Company reserves the right, but is not obligated, to purchase prior to purchasing any other Shares referred to in clause (b), all Shares tendered by a shareholder who has tendered at or below the Purchase Price all Shares owned and as a result of the proration contemplated by clause (b) would then own an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that are purchased pursuant to the Offer in an amount sufficient to allow the exercise of the right (i.e., the number of Shares that would be owned by all shareholders who would become Odd Lot holders as a result of the proration contemplated by clause (b)). For purposes of this Offer, the Company will be deemed to have purchased Shares which are tendered at or below the Purchase Price and not withdrawn (subject to the proration provisions of the Offer) when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for purpose of receiving payment from the Company and transmitting payment to the tendering shareholders.

    The later of 12:00 Midnight, Eastern Standard Time, on Thursday, March 27, 1997, or the latest time and date to which the Offer is extended, is referred to herein as the "Expiration Date."

    The Offer is part of a new financial strategy for the Company that will establish a capital structure that makes greater use of financial leverage and provides flexibility in decisions regarding the amount, timing and form of future shareholder distributions. The Board of Directors also declared a quarterly dividend of $0.25 per share ($1.00 annually) payable on April 15, 1997 to shareholders of record on March 21, 1997. This represents a reduction in the quarterly dividend from the previous $0.37 per share ($1.48 annually). Future dividend action will be guided by, among other factors, a policy of paying out 45 to 50 percent of the prior year's earnings. The Company has also established a target consolidated debt-to-total capital ratio of 45 percent which it estimates can be achieved within the next five years. Since the Expiration Date will occur after March 21, 1997, holders of record on such date are entitled to the dividend declared regardless of whether or when such Shares are tendered or accepted for payment pursuant to the Offer.

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The Offer also provides those shareholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not in excess of $34.00 nor less than $29.00) at which they are willing to sell their Shares and, if any such shares are purchased pursuant to the Offer, to sell those Shares for cash at prices that may be greater than market prices prevailing immediately prior to the announcement of the Offer without the usual transaction costs associated with open market sales.

    The Company expressly reserves the right, in its sole discretion, and at any time and from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. The Company also expressly reserves the right in its sole discretion, (i) to terminate the Offer and not accept for payment any Shares not theretofore accepted for payment or, subject to Rule 13e-4(f)(5) under the Exchange Act, which requires the Company either to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination to the Depositary and making a public announcement thereof and (ii) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the price to be paid for Shares or the number of Shares being sought in the Offer) by giving oral or written notice of such amendments to the Depositary and, as promptly as practicable thereafter, making a public announcement thereof. In the event the Company amends the Offer as described, the Company may be required to extend the Offer. See Section 14 of the Offer to Purchase.

    Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after April 24, 1997 unless theretofore accepted for payment as provided in the Offer to Purchase. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding.

    Shareholders who are participants in the Employees' Thrift Plan cannot use the Letter of Transmittal to tender Shares held in such account, but must use the instruction forms attached to the Thrift Plan Instruction Letter as a substitute for the Letter of Transmittal to tender Shares held in such account.

    THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, WHICH SHOULD BE READ BEFORE SHAREHOLDERS DECIDE WHETHER TO ACCEPT OR REJECT THE OFFER AND, IF ACCEPTED, AT WHICH PRICE OR PRICES TO TENDER THEIR SHARES. THE INFORMATION REQUIRED TO BE DISCLOSED BY RULE 13E-4(D)(1) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, IS CONTAINED IN THE OFFER TO PURCHASE AND IS INCORPORATED IN THIS NOTICE BY REFERENCE. The Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the

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Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at the telephone numbers and addresses listed below. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent and such copies will be furnished promptly at the Company's expense. Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                             THE INFORMATION AGENT:
                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                 BANKS AND BROKERS CALL COLLECT: (212) 425-1685
                           (800) 848-2998 (TOLL-FREE)
                              THE DEALER MANAGER:
                            DILLON, READ & CO. INC.
                               535 Madison Avenue
                            New York, New York 10022
                                 (212) 906-7525

                                                               February 28, 1997

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